UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

______________________________

Date of report (Date of earliest event reported):  June 29, 2012

LAKE SHORE BANCORP, INC.
(Exact name of registrant as specified in its charter)

United States (State or other jurisdiction of incorporation)	000-51821 (Commission File Number)	20-4729288 (IRS Employer Identification No.)

31 East Fourth Street, Dunkirk, NY 14048
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (716) 366-4070

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Not applicable.

(e)           Supplemental Executive Retirement Plan.  On June 29, 2012, the Board of Directors of Lake Shore Savings Bank (the “Bank”), a wholly-owned subsidiary of Lake Shore Bancorp, Inc. (the “Company”), entered into a Supplemental Executive Retirement Plan (the “Plan”) with Daniel P. Reininga (the “Executive”), President and Chief Executive Officer of the Company and Bank, effective June 30, 2012.

The Plan provides that when the Executive attains age 67, the Executive will be entitled to an annual benefit under the Plan equal to $137,501, which will be paid in monthly installments for 15 years.  The Plan provides for a reduced benefit in the event the Executive terminates his employment for a reason other than death, disability, cause or a change in control, before the Executive attains age 67, which will be paid in monthly installments for 15 years.

If the Executive’s employment is terminated within 24 months after a change in control (as such term is defined in the Plan) or if the Executive terminates employment for good reason (as such term is defined in the Plan) within 24 months after a change in control, the Executive will be entitled to receive either (i) approximately $1.03 million if the termination occurs prior to the Executive attaining age 58, or (ii) approximately $2.06 million if the termination occurs on or after the Executive attains age 58.  Such benefit will be payable in a single lump sum payment within three days of the Executive’s termination of employment.

The foregoing description of the Plan is qualified in its entirety by reference to the Supplemental Executive Retirement Plan that is attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Supplemental Executive Retirement Plan for Daniel P. Reininga

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE SHORE BANCORP, INC.

	By:	/s/Rachel A. Foley
	Name:	Rachel A. Foley
Date: June 29, 2012	Title:	Chief Financial Officer